EXHIBIT 99



                                                           FOR IMMEDIATE RELEASE

CONTACT: WILLIAM W. TRAYNHAM
PHONE:   (803) 535-1060

COMMUNITY BANKSHARES, INC. (SC) PARTICIPATES IN SOUTH CAROLINA BANK INVESTORS SYMPOSIUM

ORANGEBURG, South Carolina, August 21, 2003 - Community Bankshares, Inc., (AMEX:
SCB) announced that it would make a presentation at the first annual South Carolina Bank Investors Symposium in Greenville, South Carolina on August 21, 2003. Company CEO and Chairman E.J. Ayers and Company President William W. Traynham will tell guests about the Company's five part long-term strategy of:
(1) becoming one of the most profitable independent community banking companies in the country; (2) building on the business model of a holding company whose subsidiaries operate with a high degree of local autonomy; (3) synthesizing the advantages of corporate size with the distinct character of South Carolina local community banking; (4) maintaining a balance between interests of shareholders, customers and employees; and (5) growing internally and through careful acquisitions.

         The Company plans to pursue those strategies by opening additional branches of the Bank of Ridgeway in Richland County, South Carolina, opening a branch of Florence National Bank, exploring the need for additional branches of Orangeburg National Bank and Sumter National Bank, identifying compatible community banks for possible acquisition, increasing the lending capability of Community Resource Mortgage and growing the Company's corporate infrastructure.

         The officers of the Company will also review with the guests the Company's growth, beginning as a new bank in 1987 to a $460 million asset multi-bank  holding  company  with five  subsidiaries  and a goal of reaching $1 billion in assets in the next five years. They will also discuss the achievements of the individual subsidiaries as well as the historical performance of the Company's common stock and history of dividend payments.

         Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated office openings, increasing of lending capabilities, growing of assets and infrastructure, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2002 annual report, which is available on the Company's website: www.communitybanksharesinc.com.